UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Fidelity National Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Michael L. Gravelle Executive Vice President, General Counsel and Corporate Secretary 702-323-7334

1701 Village Center Circle, Las Vegas, NV 89134

June 2, 2025

Dear Fellow Stockholders:

As described in the Fidelity National Financial, Inc. (“FNF” or the “Company”) Definitive Proxy Statement for the 2025 Annual Meeting of Stockholders filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2025, the Company is seeking your support “FOR” Proposal 2 approving the redomestication of the Company to the State of Nevada by conversion.

Since the filing of the Proxy Statement, the Company has become aware of recent academic research that supports a vote “FOR” Proposal 2.

In a research paper dated May 14, 2025, entitled “Lodestar Multipliers in Delaware and Federal Attorney Fee Awards,” by Joseph Grundfest, former Commissioner of the United States SEC and professor at Stanford University, Mr. Grundfest provides evidence of the outsized attorneys fees awarded by the State of Delaware. Measured as frequencies over the most recent five-year period, attorney fee awards with multipliers of seven or more are 23.35 times more frequent in Delaware than in federal court, and attorney fee awards with multipliers of ten or more are 57.07 times more frequent in Delaware than in federal court. This research reflects that it may be more expensive for corporations to be incorporated in Delaware than any other jurisdictions throughout the country.

We believe this is consistent with our Proxy Statement which indicates that redomestication from Delaware to Nevada will result in significant financial benefits including potential cost savings in litigation costs, including attorneys’ fees, which can be significant for corporate litigation.

Below is an excerpt reproduced from the abstract of the paper:

“We examine the incidence, frequency, and characteristics of attorney fee awards with multipliers of seven or more (“septuples”) or ten or more (“decuples”) in Delaware and Federal courts. We identify a total of 20 Delaware septuples, including 14 decuples, and 23 federal septuples, including 5 decuples. Delaware courts have thus generated almost as many septuples as the entire federal system (87.0%) and almost triple the number of decuples (280%). Measured as frequencies over the most recent five-year period (2000-2025), septuples are 23.35 times more frequent in Delaware court than in federal court. Decuples are 57.07 times more frequent. Delaware’s dominance in the count and frequency of septuples and decuples arises primarily in the most recent five years and is concentrated in decuples. Measured over all time periods, Delaware’s maximum awarded multiplier of 66 almost quadruples (3.86x) the federal maximum awarded multiplier of 17.1. Delaware’s maximum hourly septuple rate, unadjusted for inflation, is $35,000, triple (3.04) the federal maximum of $11,507. Adjusting for inflation, and weighting by the dollar value of fee awards, the average Delaware septuple award compensates plaintiff attorneys at a rate of $25,767/hour, or 3.80 times the comparable federal average of $6,777/hour. For decuples, the adjusted Delaware average award compensates plaintiff attorneys at a rate of $26,094/hour, or 3.85 times the comparable federal rate of $6,785/hour. Two members of the Delaware Court of Chancery generated 11 Delaware’s 20 septuples, more than half (55%) that population, and 9 of its 14 decuples, almost two-thirds (64.3%) of that population. Over the most recent five years, these two members generated 8 of Delaware’s 13 septuples (61.5%), and 6 of 8 decuples (75.0%).

We draw no inferences from these data. Readers can reach their own conclusions.”

The remainder of the paper is available at https://papers.ssrn.com/sol3/papers.cfm?abstract_id=5237545

Our Board of Directors and management continue to strongly support redomestication to Nevada and believe it to be in the best interests of FNF and its stockholders.

For the reasons detailed in the foregoing discussion, in our Proxy Statement and in our supplemental materials filed with the SEC on May 30, 2025, we respectfully ask you to vote “FOR” Proposal 2.

Even if you have already voted, you can change your vote at any time before the 2025 Annual Meeting (on June 11, 2025 at 10:00 a.m. (Eastern)), as described in more detail in FNF’s Proxy Statement. The Company’s Proxy Statement, this supplemental proxy material and Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available www.proxyvote.com.

Sincerely,

Michael L. Gravelle

Executive Vice President, General Counsel and Corporate Secretary

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